Exhibit 5.1

                                  David E. Wise
                                 Attorney at Law
                            8794 Rolling Acres Trail
                          Fair Oaks Ranch, Texas 78015
                                 (830) 981-8165

                                  July 13, 2006

Colm King, President
Cavit Sciences, Inc.
100 E. Linton Boulevard, Suite 106B
Delray Beach, Florida 33483

Re: Cavit Sciences, Inc. - Registration Statement on Form SB-2

Dear Mr. King:

     We have acted as counsel to Cavit Sciences, Inc., a Florida corporation ("Company"), in connection with a Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on July 13, 2006 ("Registration Statement"). The Registration Statement covers 8,475,000 shares of Common Stock ("Common Stock") which are issuable to the shareholders of Hard to Treat Diseases, Inc. in a spin-off transaction.

     In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the original issuance of the Common Stock to Hard to Treat Diseases, Inc. and the distribution of such shares by Hard to Treat Diseases, Inc. to its shareholders pursuant to the Registration Statement; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

     In rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

     Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 8,475,000 shares of common stock, subject to distribution as described in the Registration Statement, and subject to effectiveness of the Registration Statement described above, the Common Stock will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference made to this firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and all amendments thereto.

Sincerely,

/s/ David E. Wise
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David E. Wise, Attorney at Law